EXHIBIT 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully/Kara Findlay
Executive Vice President	(212) 687-8080
& Chief Financial Officer
OR
H. Thomas Hicks
Vice President, Finance
(415) 774-2700
URS CORPORATION REPORTS FISCAL 2005
YEAR-END RESULTS
Revenues Increased 16% and Net Income
Rose 34% from Fiscal 2004
Repaid $238 Million in Debt in 2005; Debt to Total Capitalization
Improved to 19%
Company Provides Guidance For 2006

     SAN FRANCISCO, CA — March 15, 2006 — URS Corporation (NYSE: URS) today reported its financial results for the fiscal year ended December 30, 2005. Revenues increased 16% to $3,917.6 million from $3,382.0 million for the Company’s 2004 fiscal year, which ended on October 31, 2004.1
     Net income for fiscal 2005 was $82.5 million, or $1.72 per share, fully diluted, including a pre-tax charge of $33.1 million, or $0.42 per share, net of tax, related to $127.2 million of note redemptions, the retirement of $10.0 million of the Company’s 12 1/4% notes and $1.8 million of its 6 1/2% debentures, and the restructuring of the Company’s senior credit facility, all of which took place during the first nine months of fiscal 2005. Net income for fiscal 2004 ended October 31, 2004, was $61.7 million, or $1.53 per share, fully diluted. Net income for fiscal 2004 included a

[1]	As previously announced, the Company changed its fiscal year, effective January 1, 2005. URS now reports its financial results on a 52/53-week fiscal year ending on the Friday closest to December 31, with interim quarters ending on the Fridays on or closest to, March 31, June 30 and September 30. URS’ prior fiscal year ended on October 31.

previously reported pre-tax charge of $28.2 million, or $0.36 per share net of tax, related to note redemptions of $260 million. Excluding these charges, the effects of the public stock offerings and the effect of interest savings in both periods, 2005 diluted earnings per share (“EPS’) were $2.12, as compared with $1.92 in fiscal 2004.
     Weighted-average shares outstanding for purposes of calculating diluted EPS were 47.8 million in fiscal 2005, compared with 40.4 million in fiscal 2004. The increase in weighted-average shares outstanding is the result of the Company’s common stock offering in the second quarter of fiscal 2005 and additional shares issued pursuant to the Company’s employee stock option and purchase plans.
     During fiscal 2005, the Company repaid $238.4 million of debt, including $127.2 million of note redemptions through the use of cash on hand and proceeds from the Company’s common stock offering in the second quarter of fiscal 2005. As a result, the Company’s debt to total capitalization ratio improved to 19% at December 30, 2005, from 34% at December 31, 2004.
     As of December 30, 2005, the Company’s backlog was $3.84 billion, compared to $3.63 billion as of December 31, 2004.
     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “URS delivered strong financial results in 2005, driven by high growth rates in our federal, state and local government and international business sectors. In addition, we benefited by shifting resources into emerging areas of the domestic private sector market, including assisting utility companies to comply with new environmental regulations affecting coal-fired power plants.”
     Mr. Koffel continued: “Throughout the year, URS also benefited from our focus on cash management and our deleveraging strategy. URS generated $200.4 million in cash from operations in 2005 and repaid $238.4 million of debt, including $127.2 million of note redemptions through the use of proceeds from our common stock offering in June. These actions helped reduce interest expense by 48% for the year.”
     “Looking forward, we see favorable long-term trends in all of our sectors, and have entered 2006 with the strongest book of business in the Company’s history. We are well positioned to continue to deliver top line growth and profits for our stockholders.”
     For the fourth quarter of fiscal 2005, the Company reported revenues of $1,071.0 million, net income of $25.9 million, and diluted EPS of $0.51. For the fourth quarter of fiscal 2004 ended on October 31, 2004, the Company reported revenues of $907.4 million, net income of $26.1 million, and diluted EPS of $0.59.

     The Company noted that its change to a calendar fiscal year resulted in a two-month transition period in November and December 2004 that is not indicative of any quarterly or annual periods. The transition also makes it impractical to make meaningful net income and EPS comparisons between the calendar fourth quarter periods in 2004 and 2005. However, URS has provided revenue comparisons between the fourth quarter of fiscal 2005 and the comparable calendar period in 2004 at the end of this release.
     Weighted-average shares outstanding for purposes of calculating diluted EPS were 50.4 million in the fourth quarter of fiscal 2005, compared with 44.6 million in the fourth quarter of fiscal 2004 ended on October 31, 2004.
Business Segments
     In addition to providing consolidated financial results, the Company provides separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes a portion of the Company’s federal business, consisting primarily of facilities and environmental services. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance and technical support services.
     URS Division. For fiscal 2005, the URS Division reported revenues of $2,556.7 million and operating income of $194.2 million, compared to revenues of $2,255.2 million and operating income of $168.2 million for fiscal 2004 ended October 31, 2004.
     For the fourth quarter of fiscal 2005, the URS Division reported revenues of $701.5 million and operating income of $56.6 million, compared to revenues of $589.9 million and operating income of $46.0 million for the fourth quarter of fiscal 2004 ended October 31, 2004.
     EG&G Division. For fiscal 2005, the EG&G Division reported revenues of $1,369.0 million and operating income of $63.4 million, compared to revenues of $1,129.8 million and operating income of $54.9 million for fiscal 2004 ended October 31, 2004.
     For the fourth quarter of fiscal 2005, the EG&G Division reported revenues of $372.8 million and operating income of $16.0 million, compared to revenues of $317.9 million and operating income of $13.3 million for the fourth quarter of fiscal 2004 ended October 31, 2004.
Earnings Outlook
     For fiscal 2006, the Company expects revenues of approximately $4.1 billion. Assuming it meets this revenue expectation, the Company expects that net income will be approximately $110 million and EPS will be approximately $2.12 for fiscal 2006. The Company’s net income and EPS guidance for 2006 includes an expected after tax impact of $10 million, or $0.19 per share, related to the implementation of Statement of Financial Accounting Standards 123 (Revised) (“SFAS 123(R)”), which requires that the costs of equity based compensation be recognized in the financial statements. In addition, the Company expects its effective tax rate in 2006 to be approximately 42%, consistent with 2005. Finally, the Company’s weighted average shares outstanding for 2006 is expected to be 52 million, compared with 47.8 million in 2005. The increase in weighted average shares outstanding primarily reflects the full year impact of the Company’s common stock offering in the second quarter of fiscal 2005 and shares expected to be issued pursuant to the Company’s employee stock option and purchase plans.
     URS expects its 2006 first quarter EPS will be between 18% and 22% of the Company’s full year 2006 EPS guidance of $2.12.
     The Company expects to repay approximately $100 million of debt during fiscal 2006.
     This press release contains certain non-GAAP financial measures for net income and earnings per share showing the effects of our stock offerings, our note redemptions and refinancing, and the impact of SFAS 123(R), which are reconciled against the most directly comparable GAAP measure in the tables attached to the end of this press release.
Web cast Information
     URS will host a dial-in conference call on Thursday, March 16, 2006 at 11:00 a.m. (EST) to discuss its fourth quarter and year-end fiscal 2005 results. A live web cast of this call will be available on the investor relations portion of URS’ website at www.urscorp.com.
     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/ industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

TABLES TO FOLLOW
# # #
Statements contained in this earning release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s future revenue, future earnings, future debt repayment and future business prospects. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: demand for the Company’s services in an economic downturn, changes in the Company’s book of business; the Company’s compliance with government contract procurement regulations; the Company’s dependence on government appropriations and procurements; the Company’s ability to make accurate estimates; the Company’s ability to bid, renew and execute contracts and guarantees; liability for pending and future litigation; the impact of changes in laws and regulations; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with SFAS 123(R); the Company’s ability to service its debt; risks associated with international operations; project management and accounting software risks; force majeure events; the Company’s relationships with its labor unions; and other factors discussed more fully in the Company’s Form 10-K for the fiscal year ended December 30, 2005, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents, including $61,319 and $59,175 of short-term money market funds, respectively	$101,545	$108,007
Accounts receivable, including retainage of $37,280 and $43,844 respectively	630,340	579,953
Costs and accrued earnings in excess of billings on contracts in process	513,943	400,418
Less receivable allowances	(44,293)	(38,719)

Net accounts receivable	1,099,990	941,652
Deferred tax assets	18,676	24,682
Prepaid expenses and other assets	52,849	26,061

Total current assets	1,273,060	1,100,402
Property and equipment at cost, net	146,470	142,907
Goodwill	986,631	1,004,680
Purchased intangible assets, net	5,379	7,749
Other assets	57,908	52,010

	$2,469,448	$2,307,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$1,547	$70,871
Notes payable and current portion of long-term debt	20,647	48,338
Accounts payable and subcontractors payable, including retainage of $13,323 and $13,302, respectively	288,561	144,435
Accrued salaries and wages	196,825	171,004
Accrued expenses and other	82,404	59,914
Billings in excess of costs and accrued earnings on contracts in process	108,637	84,393

Total current liabilities	698,621	578,955
Long-term debt	297,913	508,584
Deferred tax liabilities	19,785	40,373
Other long-term liabilities	108,625	97,715

Total liabilities	1,124,944	1,225,627

Commitments and contingencies Stockholders’ equity:
Preferred stock, authorized 3,000 shares; no shares outstanding Common shares, par value $.01; authorized 100,000 shares; 50,432 and 43,838 shares issued, respectively; and 50,380 and 43,786 shares outstanding, respectively	504	438
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	925,087	734,842
Accumulated other comprehensive income (loss)	(3,985)	6,418
Retained earnings	423,185	340,710

Total stockholders’ equity	1,344,504	1,082,121

	$2,469,448	$2,307,748

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 30,	October 31,	December 30,	October 31,
	2005	2004	2005	2004
	(unaudited)
Revenues	$1,071,009	$907,435	$3,917,565	$3,381,963
Direct operating expenses	718,883	581,331	2,555,538	2,140,890

Gross profit	352,126	326,104	1,362,027	1,241,073
Indirect, general and administrative expenses	299,000	273,573	1,187,605	1,079,088

Operating income	53,126	52,531	174,422	161,985
Interest expense	5,472	10,652	31,587	60,741

Income before income taxes	47,654	41,879	142,835	101,244
Income tax expense	21,720	15,790	60,360	39,540

Net income	25,934	26,089	82,475	61,704
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax (benefit)	(4,223)	(2,189)	(4,493)	(2,189)
Foreign currency translation adjustments	(1,900)	1,947	(5,910)	3,490

Comprehensive income	$19,811	$25,847	$72,072	$63,005

Earnings per share:
Basic	$.52	$.60	$1.76	$1.58

Diluted	$.51	$.59	$1.72	$1.53

Weighted-average shares outstanding:
Basic	49,459	43,467	46,742	39,123

Diluted	50,401	44,595	47,826	40,354

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 30, 2005	October 31, 2004	December 30, 2005	October 31, 2004
	(unaudited)
Cash flows from operating activities:
Net income	$25,934	$26,089	$82,475	$61,704

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	9,323	9,934	38,548	41,407
Amortization of financing fees	462	1,468	3,777	6,772
Costs incurred for extinguishment of debt.	6	772	33,131	28,165
Provision for doubtful accounts	2,229	5,052	10,094	14,777
Deferred income taxes	1,505	(2,107)	8,721	(4,746)
Stock compensation	1,640	2,043	6,148	4,119
Tax benefit of stock compensation	5,700	147	14,969	4,117
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(75,803)	(58,420)	(161,632)	(80,646)
Prepaid expenses and other assets	(4,909)	2,061	(30,441)	1,553
Accounts payable, accrued salaries and wages and accrued expenses	108,746	20,540	179,525	23,618
Billings in excess of costs and accrued earnings on contracts in process	(2,624)	5,960	22,453	(3,528)
Other long-term liabilities	3,525	(2,778)	10,842	(882)
Other liabilities, net	(9,251)	(2,387)	(18,173)	(910)

Total adjustments and changes	40,549	(17,715)	117,962	33,816

Net cash from operating activities	66,483	8,374	200,437	95,520

Cash flows from investing activities:
Payment of business acquisition	(14)	—	(1,367)	—
Proceeds from disposal of property and equipment	54	—	2,236	—
Capital expenditures, less equipment purchased through capital leases	(6,113)	(3,331)	(23,010)	(19,016)

Net cash from investing activities	(6,073)	(3,331)	(22,141)	(19,016)

Cash flows from financing activities:
Long-term debt principal payments	(42,212)	(10,983)	(578,131)	(298,950)
Long-term debt borrowings	34	32	351,410	26,526
Net borrowings (payments) under lines of credit	(2,952)	(11,465)	(18,023)	5,249
Net change in book overdraft	(5,733)	30,011	(69,324)	30,011
Capital lease obligations payments	(2,170)	(3,478)	(13,354)	(14,643)
Short-term note borrowings	—	—	2,035	1,540
Short-term note payments	(904)	(49)	(4,514)	(1,580)
Proceeds from common stock offering, net of related expenses	(6)	—	130,251	204,286
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	8,255	1,615	38,942	26,624
Tender and call premiums paid for debt extinguishment	(5)	(613)	(19,426)	(19,688)
Payments of financing fees	5	(87)	(4,624)	(2,887)

Net cash from financing activities	(45,688)	4,983	(184,758)	(43,512)

Net increase (decrease) in cash and cash equivalents	14,722	10,026	(6,462)	32,992
Cash and cash equivalents at beginning of period	86,823	59,241	108,007	36,275

Cash and cash equivalents at end of period	$101,545	$69,267	$101,545	$69,267

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 30, 2005	October 31, 2004	December 30, 2005	October 31, 2004
	(unaudited)
Supplemental information:
Interest paid	$4,363	$11,158	$29,974	$66,629

Taxes paid	$20,137	$5,217	$48,422	$36,797

Equipment acquired with capital lease obligations	$5,379	$1,720	$20,270	$11,098

URS CORPORATION AND SUBSIDIARIES
THREE MONTHS ENDED DECEMBER 30, 2005 REVENUES COMPARED TO
THREE MONTHS ENDED DECEMBER 31, 2004
REVENUES
(In millions)

	Three Months Ended
	December 30, 2005	December 31, 2004
	(unaudited)
Federal:
URS Division	$181	$102
EG&G Division	373	324

Federal	554	426
State and Local	241	202
Private	184	185
International	92	92

Total	$1,071	$905

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULE OF NET INCOME AND EARNINGS PER SHARE BEFORE ACCOUNTING FOR CERTAIN
TRANSACTIONS
     In our earnings release for the fiscal year ended December 30, 2005, we presented the earnings per share (“EPS”) impact of the charges related to the note redemptions during fiscal years 2005 and 2004. The table below presents our EPS excluding, for fiscal year 2005, the effects of (1) the additional four million shares resulting from the Company’s stock offering; (2) the $19 million charge, net of tax, related to the costs of the Company’s note redemptions; and (3) the $5 million, net of tax, in interest savings the Company realized during fiscal year 2005 as a result of the note redemptions, and for fiscal year 2004, the effects of (1) the additional eight million shares resulting from the Company’s stock offering; (2) the $16 million charge, net of tax, related to the costs of the Company’s note redemptions; and (3) the $8 million, net of tax, in interest savings the Company realized during fiscal year 2004 as a result of the note redemptions. Net income and EPS amounts, excluding the effects of these items are not computed in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the effects of the note redemptions, the effects of refinancing of debt in fiscal year 2005, the effects of our common stock offering and the related interest savings, and in addition, the effects of SFAS 123(R) for fiscal year 2005. We believe that certain of these non-GAAP measures are used by investors and analysts to measure, analyze and compare our business conditions and results of operations in a meaningful and consistent manner. Net income and EPS excluding the effects of these items should not be used as a substitute for net income and earnings per share prepared in conformity with GAAP, or as a GAAP measure of profitability.
     Net income and EPS excluding the effects of the items mentioned above are calculated as follows:

Fiscal Year Ended December 30, 2005

		Weighted
		Average
		Shares
	Net Income	Outstanding	Earnings per Share
	(In millions, except per share data)
Amount reported under GAAP	$82	48	$1.72
Effect of public stock offering	—	50	0.08
Effect of charges related to note redemption and refinancing of our credit facility	19	46	0.42
Effect of interest savings due to note redemptions	(5)	48	(0.10)

Amounts excluding the effects above	$96		$2.12
Effect of stock option expense under SFAS 123(R)	(6)	48	(0.12)

Amounts excluding the effects above	$90		$2.00

Fiscal Year Ended October 31, 2004

		Weighted
		Average
		Shares
	Net Income	Outstanding	Earnings per Share
	(In millions, except per share data)
Amounts reported under GAAP	$61	40	$1.53
Effect of public stock offering	—	40	0.21
Effect of charges related to note redemptions	16	44	0.36
Effect of interest savings due to note redemptions	(8)	44	(0.18)

Amounts excluding the effects above	$69		$1.92
Effect of stock option expense under SFAS 123(R)	(9)	40	(0.23)

Amounts excluding the effects above	$60		$1.69